Exhibit 99.1
Veraz Networks, Inc. Reports Third Quarter 2007 Financial Results
IP Revenues Increase by 68%, Total Revenues Increase By 23% to $32.2 million
SAN JOSE, Calif., November 6 — Veraz Networks, Inc. (NASDAQ: VRAZ), a leading global provider of IP softswitch and media gateway solutions, today released financial results for the third quarter ended September 30, 2007.
Revenues for the third quarter of 2007 were $32.2 million, which represents a year-over-year increase of 23% from the third quarter of last year. Revenues for the nine months ended September 30, 2007 were $90.8 million, a 28% increase over revenues for the nine months ended September 30, 2006. Third quarter IP product revenues were $19.4 million, an increase of 68% over the third quarter of 2006. Year to date IP product revenues were $58.4 million, an increase of 83% over the same period of last year.
For the third quarter of 2007, Veraz recorded net income of $0.3 million, including $0.5 million in stock-based compensation expense, as compared to the third quarter of last year with a net loss of $3.4 million, including $0.5 million in stock-based compensation expense. Year to date net income was $1.3 million, including $1.6 million in stock-based compensation expense, as compared to the same period of last year with a net loss of $13.0 million, including $0.8 million in stock based compensation expense.
“In the third quarter we continued to realize the benefits of our global market penetration strategy as we added additional IP customers to our installed base. These wins have further enhanced our reputation as a technology leader. In Q3, we significantly strengthened our market position in Brazil, and have now been awarded both switch and gateway business from four service providers in this market. Additionally, our technology leadership has now extended into the Class 5 domain with the launching of two Class 5 IP Multimedia Subsystem (IMS) based networks in the Dominican Republic and in Western Europe” said Doug Sabella, president and chief executive officer of Veraz.
“In Q3, the majority of our IP product revenue came from the initial Next Generation Networks (NGN) deployments for five customers, which was a much higher portion of our revenue mix than what we have seen in prior quarters. Typically, revenues from initial NGN deployments generate lower than normal gross margins and this impact was seen in the decline in Q3 IP product gross margins” commented Al Wood, chief financial officer. “In Q2 FY07, we raised our guidance from $120 million in revenue and a $4 million loss to $123-$126 million in revenues and $3-$6 million in net income. As we are now in the fourth quarter of FY07, we are updating our FY07 guidance to revenues of $124-126 million, and net income of $2-4 million.”
Recent Highlights
•	Deployed Class 4 NGN solution at Excel Communications, a US based national long distance network provider, allowing Excel to retire virtually all of its Nortel DMS switching infrastructure and reap the benefits of the Veraz solution.

•	Deployed Class 4 NGN solution at OSS Corporation, a large carrier serving the Russian market.

•	Enhanced WiMAX capabilities with completion of interoperability testing with Alvarion, a leading provider of WiMAX networks.

•	Launched Veraz’s first Class 5 IMS over WiMAX solution for Onemax in the Dominican Republic, which required interoperability with the Alcatel WiMAX platform.

•	Announced that three service providers in Brazil have chosen to deploy Veraz’s IMS-ready solutions, thus significantly increasing our footprint in Brazil.
•	Transit Telecom has installed a complete NGN solution that allows for voice and data convergence over IP for services in 20 Brazilian cities, with an expansion to 80 cities expected by 2008.

•	Telemig Celular deployed Veraz’s I-Gate 4000 Media Gateways for bandwidth optimization of the transmission links between its sites. The deployment reduces bandwidth requirements by a ratio of 12:1 on average, resulting in substantial operational expense reductions.

•	Sercomtel implemented Veraz’s I-Gate 4000 Media Gateways to interconnect their networks with other carrier’s networks.
Conference Call Information
Veraz will host a conference call and live webcast at 4:30 p.m. (1:30 p.m. Pacific Time) this afternoon to discuss the results. The live webcast will be accessible from the “Investor Relations” section of the Veraz website (www.veraznetworks.com). The webcast will be archived for a period of 30 days. A telephonic replay of the conference call will also be available two hours after the call and will run for two days. To hear the replay, parties in the United States and Canada should call 800-405-2236 and enter passcode 11099509#. International parties should call 303-590-3000 and enter passcode 11099509#.
About Veraz Networks
Veraz is a leading global provider of Internet Protocol, or IP, softswitches, media gateways and digital compression products to established and emerging wireline, wireless and broadband service providers. Service providers use Veraz products to transport, convert and manage voice traffic over legacy and IP networks, while enabling voice over IP, or VoIP, and other multimedia communications services. Veraz IP products, which consist of the company’s innovative ControlSwitch softswitch solution and I-Gate 4000 family of media gateway products, enable service providers to deploy IP networks and efficiently migrate from their legacy circuit-switched networks to IP networks. Additional information about Veraz Networks (NASDAQ: VRAZ) is available at www.veraznetworks.com.
Forward Looking Statements
This press release contains forward-looking statements regarding future events that involve risks and uncertainties. Words such as “see” and “expect” and similar expressions are intended to identify forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. These forward-looking statements involve risks and uncertainties, as well as assumptions that if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include but are not limited to, the timing of the initiation, progress or cancellation of significant contracts or arrangements; the mix and timing of products and services sold in a particular period; the impact of our revenue recognition policies on the timing of both revenues and the related expenses; our inability to maintain relationships with our indirect channel partners; the reluctance of customers to migrate to an IP network architecture; rapid technological change and our ability to continue to deliver products that are competitive in the marketplace; general economic and business conditions; and other risks and uncertainties described more fully in our documents filed with or furnished to the Securities and Exchange Commission. More information about these and other risks that may impact Veraz’s business is set forth in our Registration Statement on Form S-1 filed with the SEC, including the “Risk Factors” section in our final Prospectus dated April 5, 2007 and Veraz’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 as filed with the Securities and Exchange Commission. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov/. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.
A copy of this press release can be found on the investor relations page of Veraz’s website at www.veraznetworks.com.
Veraz and Veraz Networks are registered trademarks and I-Gate 4000 is a trademark of Veraz Networks, Inc. All other company and product names may be trademarks of the respective companies with which they are associated.
VRAZ-IR
Investor Relations Contact:
The Blueshirt Group
Cynthia Hiponia
415-217-4966
cynthia@blueshirtgroup.com
Press Contact:
PR@vantage
Ilene Adler
415-984-1970 ext 102
iadler@pr-vantage.com
Source: Veraz Networks, Inc.

VERAZ NETWORKS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues:
IP Products	$19,409	$11,537	$58,428	$31,905
DCME Products	6,485	10,527	16,115	30,078
Services	6,269	4,072	16,433	8,846

Total revenues	32,163	26,136	90,776	70,829

Cost of Revenues:
IP Products	9,792	5,704	24,625	14,605
DCME Products	2,355	3,794	5,642	11,319
Services	3,067	2,716	8,820	7,286

Total cost of revenues	15,214	12,214	39,087	33,210

Gross profit	16,949	13,922	51,689	37,619

Operating Expenses:
Research and development, net	7,571	8,607	23,175	24,902
Sales and marketing	7,017	6,059	19,956	19,226
General and administrative	2,361	2,439	7,082	6,565

Total operating expenses	16,949	17,105	50,213	50,693

Income (loss) from operations	0	(3,183)	1,476	(13,074)
Other income, net	545	224	650	458

Income (loss) before income taxes	545	(2,959)	2,126	(12,616)
Income taxes	213	400	842	422

Net income (loss)	$332	$(3,359)	$1,284	$(13,038)

Net income (loss)	$332	$(3,359)	$1,284	$(13,038)
Deemed dividend on Series D convertible preferred stock	—	—	(5,980)	—

Net income (loss) allocable to common stockholders	$332	$(3,359)	$(4,696)	$(13,038)

Net income (loss) allocable to common stockholders per share — basic	$0.01	$(0.25)	$(0.15)	$(0.98)

Net Income (loss) allocable to common stockholders per share — diluted	$0.01	$(0.25)	$(0.15)	$(0.98)

Weighted-average shares outstanding:
Basic	40,684,379	13,466,209	31,544,530	13,328,771
Diluted	46,175,103	13,466,209	31,544,530	13,328,771

VERAZ NETWORKS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2007	December 31, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$56,822	$23,189
Restricted cash	606	500
Short term investments	6,224	—
Accounts receivable, net	29,607	24,451
Inventories	9,255	14,203
Prepaid expenses	1,508	2,578
Deferred tax assets	126	—
Other current assets	2,396	2,614
Due from related parties	860	1,452

Total current assets	107,404	68,987
Property and equipment, net	7,083	7,123
Other assets	99	151

Total assets	$114,586	$76,261

LIABILITIES, REDEEMABLE AND CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$11,057	$9,042
Accrued expenses	15,781	16,519
Income tax payable	542	258
Current portion of loan payable	3,302	1,277
Current portion of deferred revenue	14,085	27,074
Due to related parties	4,682	7,256

Total current liabilities	49,449	61,426
Loan payable, less current portion	613	3,147
Noncurrent portion of deferred revenue	—	454

Total liabilities	50,062	65,027

Redeemable and convertible preferred stock:	—	64,541

Stockholders’ equity (deficit):
Common stock and additional paid-in-capital	123,277	6,989
Deferred stock-based compensation	(431)	(690)
Accumulated deficit	(58,322)	(59,606)

Total stockholders’ equity (deficit)	64,524	(53,307)

Total liabilities, redeemable and convertible preferred stock, and stockholders’ equity (deficit)	$114,586	$76,261